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                                                                   EXHIBIT 99.1

MONDAY NOVEMBER 13, 3:07 PM EASTERN TIME

PRESS RELEASE
SOURCE: MAGNETEK, INC.

MAGNETEK COMPLETES ACQUISITION OF TELECOM POWER COMPANY

LOS ANGELES, Nov. 13 /PRNewswire/ -- MagneTek, Inc. (NYSE: MAG - NEWS) today completed its acquisition of J-Tec, Inc., a closely held corporation based in Greenville, Ohio, for $24 million in cash. MagneTek management expects the acquisition to be immediately accretive to earnings.

A leading power systems integrator serving the U.S. telecommunications industry, J-Tec operates facilities in Texas as well as Ohio and expands MagneTek's digital power offering to include turn-key engineering, manufacturing and installation of a broad range of telecom equipment up to and including complete telecom power plants. J-Tec's revenue in its most recent fiscal year, ended June 30, 2000, approximated $25 million.

J-Tec's customers include major telecommunication service providers across the United States. The company is currently active in installation projects involving fiber optic terminals, high-speed multiplexers, digital switches, large-scale energy stations and DC power plants. Its services also include construction and installation of wireline, wireless and broadband enabling infrastructure.

MagneTek manufactures digital power products and systems for communications, industrial and building systems, data processing, imaging and other applications requiring highly reliable, precision power. Listed on the New York Stock Exchange (NYSE: MAG - NEWS), the Company operates eight research and manufacturing facilities in North America and two in Europe, employs approximately 2,000 people, and reported revenues of $294 million for its most recent fiscal year, ended June 30, 2000.

The foregoing announcement contains forward-looking statements that are subject to risks and uncertainties which, in many cases, are beyond the control of the company. These include but are not limited to economic conditions in general, business conditions in electrical and electronic equipment markets, competitive factors such as pricing and technology, and the risk that the company's ultimate costs of doing business exceed present estimates. Further information on factors that could affect MagneTek's financial results are described in the Company's filings with the Securities and Exchange Commission.

SOURCE: MAGNETEK, INC.